                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                      TROPICAL SPORTSWEAR INT'L CORPORATION

         TROPICAL SPORTSWEAR INT'L CORPORATION (the "Corporation"), under the Florida Business Corporation Act, Chapter 607 of the Florida Statutes, as hereafter amended and modified (the "FBCA"), hereby adopts the following Amended and Restated Articles of Incorporation of the Corporation, effective as of October 23, 1997, pursuant to Sections 607.1006 and 607.1007 of the FBCA:

                                    ARTICLE 1
                                      Name

         The name of the Corporation is:

                      TROPICAL SPORTSWEAR INT'L CORPORATION

                                    ARTICLE 2
                             Business and Activities

         The Corporation may, and is authorized to, engage in any activity or business now or hereafter permitted under the laws of the United States and of the State of Florida.

                                    ARTICLE 3
                                  Capital Stock

         3.1 Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue shall be 60,000,000 shares, of which 50,000,000 shares shall be Common Stock having a par value of $0.01 per share ("Common Stock") and 10,000,000 shares shall be Preferred Stock, par value of $0.01 per share ("Preferred Stock"). The Board of Directors is expressly authorized, pursuant to Section 607.0602 of the FBCA, to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the shareholders of the Corporation, all within the limitations set forth in Section 607.0601 of the FBCA.

         3.2 Common Stock.

                  (A) Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the Articles of Amendment to these Amended and Restated Articles of Incorporation that may hereafter be filed pursuant to Section 607.0602 of the FBCA to establish the respective class or series of the Preferred Stock. Except as otherwise provided in these Amended and Restated Articles of Incorporation, each share of Common Stock shall have the same rights as and be identical in all respects to all the other shares of Common Stock.

                  (B) Voting Rights. Except as otherwise provided in these Amended and Restated Articles of Incorporation, except as otherwise provided by the FBCA and except as may be determined by the Board of Directors with respect to the Preferred Stock, only the holders of Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote, each holder of Common Stock shall, except as otherwise provided by the FBCA, be entitled to one vote for each share of Common Stock held by such holder.

                  (C) Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of the shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then the holders of record of the Common Stock and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon.

                  (D) Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith in whole or in part, as to the distribution of assets, shall become entitled to participate in the distribution of assets of the Corporation remaining after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation, or winding up, the full preferential amounts (if any) to which they are entitled, and shall have paid or provided for payment of all debts and liabilities of the Corporation.

         3.3 Preferred Stock.

                  (A) Issuance, Designations, Powers, Etc. The Board of Directors is expressly authorized, subject to the limitations prescribed by the FBCA and the provisions of these Amended and Restated Articles of Incorporation, to provide, by resolution and by filing Articles of Amendment to these Amended and Restated Articles of Incorporation, which, pursuant to Section 607.0602 of the FBCA shall be effective without shareholder action, for the issuance from time to time of the shares of the Preferred Stock in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series, and to fix the designations, powers, preferences and other rights of the shares of each such class or series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

                           (1) the number of shares constituting that class or series and the distinctive designation of that class or series;

                           (2) the dividend rate on the shares of that class or series, whether dividends shall be cumulative, or partially cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that class or series;

                           (3) whether that class or series shall have voting rights, in addition to the voting rights provided by the FBCA, and, if so, the terms of such voting rights;

                           (4) whether that class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                           (5) whether or not the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                           (6) whether that class or series shall have a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

                           (7) the rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

                           (8) any other relative powers, preferences, and rights of that class or series, and qualifications, limitations or restrictions on that class or series.

                  (B) Dissolution, Liquidation, Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each class or series shall be entitled to receive only such amount or amounts as shall have been fixed by the Articles of Amendment to these Amended and Restated Articles of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issuance of such class or series.

         3.4 No Preemptive Rights. Except as the Board of Directors may otherwise determine, no shareholder of the Corporation shall have any preferential or preemptive right to subscribe for or purchase from the Corporation any new or additional shares of capital stock, or securities convertible into shares of capital stock, of the Corporation, whether now or hereafter authorized.

         3.5 Special Classes of Stock Prior to Initial Public Offering. Each share of preferred stock of the Corporation that was issued and outstanding immediately prior to the adoption of these Amended and Restated Articles of Incorporation shall be canceled and deemed to constitute one share of Preferred Stock hereunder, having the rights, preferences, qualifications, limitations and restrictions set forth below (the "Special Preferred Stock"). Anything in
Section 3.3 to the contrary notwithstanding, the Board of Directors shall not be required to file Articles of Amendment to these Amended and Restated Articles of Incorporation in order to issue shares of Special Preferred Stock. The Corporation shall not have authority to issue any additional shares of

Special Preferred Stock.

                           (1) Voting Rights. Except as otherwise provided by the FBCA, the holders of issued and outstanding shares of Special Preferred Stock ("Special Preferred Holders") shall not be entitled to vote for the election of directors of the Corporation or for all other corporate matters.

                           (2) Dividend Rights. The Special Preferred Holders shall not be entitled to receive dividends.

                           (3) Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, before any assets of the Corporation shall be paid to, set aside for or distributed to holders of issued and outstanding shares of Common Stock or other Preferred Stock, each Special Preferred Holder shall be entitled to receive out of the assets of the Corporation or the proceeds thereof, a preferential payment in an amount equal to $100.00 per share. Except as provided herein, the Special Preferred Holders shall not be entitled to participate in any further distribution of the assets of the Corporation or otherwise. If the assets distributable upon a liquidation shall be insufficient to permit the distribution to the Special Preferred Holders of the full preferential amounts to which such Special Preferred Holders shall be entitled, then such amounts shall be distributed ratably to such Special Preferred Holders in proportion to the full amounts to which they respectively are entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets or stock, shall be deemed to be a liquidation of the Corporation for purposes of this Section.

                            (4)     Redemption Rights.

                            (i) At the option of the Corporation, as evidenced
                   by resolution of its Board of Directors, the Corporation may at any time, and from time to time, redeem the entire amount or any part of the shares of issued and outstanding Special Preferred Stock, without any redemption premium or penalty, at an amount equal to $100.00 per share.

                            (ii) If less than all the issued and outstanding
                   shares of Special Preferred Stock are to be redeemed by the Corporation, the particular shares to be redeemed shall be conclusively selected or determined by the Board of Directors of the Corporation rata or by such other equitable manner as the Board of Directors of the Corporation shall designate and prescribe by resolution.

                            (iii) In case less than all the shares of Special
                   Preferred Stock represented by any surrendered certificate are redeemed by the Corporation, a new certificate shall be issued representing the unredeemed shares.

                            (iv) All shares of-Special Preferred-Stock redeemed
                   as hereinabove provided or otherwise shall be reared and canceled and shall not be reissued.

                  (5) Other Rights. Holders of the Special Preferred Stock shall not be entitled to any conversion rights, preemptive rights, or any other rights not specified in this Section 3.5.


                                    ARTICLE 4
                               Board of Directors

         4.1 Classification. Except as otherwise provided in these Amended and Restated Articles of Incorporation or Articles of Amendment filed pursuant to
Section 3.3 hereof relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by or pursuant to these Amended and Restated Articles of Incorporation or by bylaws of the Corporation (the "Bylaws"). The directors, other than those who may be elected by the holders of any class or series of Preferred Stock voting separately by class or series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, each of which shall be as nearly equal in number as possible, and shall be adjusted from time to time in the manner specified in the Bylaws to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the 2000 annual meeting of the shareholders; each initial director in Class II shall hold office for a term expiring at the 1999 annual meeting of the shareholders; and each initial director in Class III shall hold office for a term expiring at the 1998 annual meeting of the shareholders. Notwithstanding the foregoing provisions of this Section 4.1, each director shall serve until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. At each annual meeting of the shareholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the shareholders held in the third year following the year of their election and until their successors shall have been duly elected and qualified, or until such director's earlier death, resignation or removal.

         4.2 Special Nomination Rights. Notwithstanding the provisions of these Amended and Restated Articles of Incorporation or the Corporation's Bylaws as in effect from time to time, (i) Accel, S.A. de C.V. ("Accel") shall be entitled to nominate for election to the Board of Directors of the Corporation two persons, one of whom shall be a Class I director and one of whom shall be a Class II director; (ii) Schakale Internacional, S.A. ("Schakale") shall be entitled to nominate for such election one person, who shall be a Class III director; (iii) the Compton Family Limited Partnership ("Compton") shall be entitled to nominate for such election one person, who shall be a Class I director; and (iv) the Kagan Family Limited Partnership ("Kagan") shall be entitled to nominate for such election one person, who shall be a Class III director; provided, however, that (y) should at any time the percentage of Common Stock beneficially owned by Accel fall below twelve percent (12 %) of the aggregate number of shares of Common Stock issued and outstanding, then Accel shall, automatically and without any right of reinstatement, forfeit the right pursuant to this Section 4.2 to nominate for election to the Board a Class I director, and (z) should at any time the percentage of Common Stock beneficially owned by any of Accel, Schakale, Compton or Kagan fall below five percent (5 %) of the aggregate number of shares of Common Stock issued and outstanding, then such party so falling below shall forfeit, automatically and without any right of reinstatement, the right pursuant to this Section 4.2 to nominate any person for election to the Board. The failure of any person nominated by any party pursuant to this Section
4.2 to be elected or qualified shall not in any way affect such party's future nomination rights under this Section 4.2. For purposes of calculating the foregoing percentages, the number of shares of Common Stock beneficially owned by each of Accel, Schakale, Compton or Kagan shall include any shares of Common Stock owned beneficially and of record by any of its affiliates, or members of their immediate families, in each case as such term is defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as set forth in the immediately following sentence, and notwithstanding any other provision in these Amended and Restated Articles of Incorporation to the contrary, at the time for nomination to fill a vacancy resulting from the death, resignation or removal of a director who was elected pursuant to a nomination under this Section 4.2 (or who was an opponent of such a nominee and was elected instead) (a "Ceasing-to-be Director"), then Accel, Schakale, Compton or Kagan, whichever initially nominated such Ceasing-to-be-Director (or whichever nominated the defeated opponent of such director), shall have the right (provided such right has not been forfeited as set forth in this Section 4.2) to nominate another person for election to the Board of Directors of the Corporation at the next annual meeting of shareholders to complete such director's term. Notwithstanding the foregoing, the Board of Directors shall be entitled to fill or leave vacant the seat of any Ceasing-to-be-Director between the time that such Director ceases to be a director and the next annual meeting of shareholders. To be timely, nomination pursuant to this Section 4.2 must be delivered to or mailed and received at the principal business office of the Corporation not more than ten (10) days after notice of the date of the annual meeting of shareholders is given to such shareholders or prior public disclosure of the date of the meeting is made, except that, in the case of a sitting director previously so nominated under this Section 4.2, the Corporation shall communicate with such director on a timely basis for the purpose of confirming that such director is to be nominated again and requesting the information requested of nominees indicated below. Any nomination pursuant to this Section 4.2 shall set forth (a) as to the person such party proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such proposed nominee,
(ii) the principal occupation or employment of such person,(iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the party making such nomination (i) the name and address, as they appear on the Corporation's books, of the party proposing such nomination, and (ii) the class and number of shares of stock of the Corporation which are beneficially owned by the shareholder, as calculated in accordance herewith. Notwithstanding the foregoing, no person shall be nominated for election as a director of the Corporation by any party pursuant to this Section 4.2 if such person has previously been removed as a director for cause as provided in Section 4.3 below. Notwithstanding the provisions of the Company's Bylaws as in effect from time to time, in the event a person is properly nominated to stand for election as a director of the Corporation pursuant to this Section 4.2, such person shall be regarded as a nominee of the Board of Directors for purposes of Regulation 14A under the Exchange Act. The forfeiture by any party of any special nomination rights pursuant to this
Section 4.2 shall not affect such party's rights as a shareholder of the Corporation generally (it not being the intent hereof to deprive any party hereto of any right otherwise incident to share ownership).

         4.3      Removal.

                  (A) Removal For Cause. Except as otherwise provided pursuant to the provisions of these Amended and Restated Articles of Incorporation or Articles of Amendment relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause (as defined in Section 4.3(B) hereof) and only by the affirmative vote, at a special meeting of the shareholders called for such a purpose, of not less than sixty-six and two-thirds percent (66-2/3 %) of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such proposed removal was contained in the notice of such meeting. At least thirty (30) days prior to such special meeting of shareholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting. Except as provided by Section 4.2, any vacancy on the Board of Directors resulting from such removal or otherwise shall be filled only by vote of a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been elected and qualified or until any such director's earlier death, resignation or removal.

                  (B) "Cause" Defined. For the purposes of this Section 4.3, "cause" shall mean (i) misconduct as a director of the Corporation or any subsidiary of the Corporation which involves dishonesty with respect to a substantial or material corporate activity or corporate assets, or (ii) conviction of an offense punishable by one (1) or more years of imprisonment (other than minor regulatory infractions and traffic violations which do not materially and adversely affect the Corporation.)

                  4.4 Change of Number of Directors. In the event of any increase or decrease in the authorized number of directors, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  4.5 Directors Elected by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect one or more directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Amended and Restated Articles of Incorporation, as amended by Articles of Amendment applicable to such classes or series of Preferred Stock.

                  4.6 Exercise of Business Judgment. In discharging his or her duties as a director of the Corporation, a director may consider such factors as the director considers relevant, including the long-term prospects and interests of the Corporation and its shareholders, the social, economic, legal, or other effects of any corporate action or inaction upon the employees, suppliers, customers of the Corporation or its subsidiaries, the communities and society in which the Corporation or its subsidiaries operate and the economy of the State of Florida and the United States.

                  4.7 Number of Directors. The number of directors constituting the Board of Directors of the Corporation is eight (8); provided, however that in the event the percentage of Common Stock beneficially owned by Schakale immediately following the last to occur of (i) the expiration of the over-allotment options granted to the underwriters in connection with the initial public offering of shares of Common Stock and (ii) the closing of the last sale pursuant to any exercise thereof, falls below five percent (5%) of the aggregate-number of shares of Common Stock issued and outstanding, then, notwithstanding any other provision of these Amended and Restated Articles of Incorporation, David Garza-Santos (or his successor, if any) shall be automatically removed as a director of the Corporation and the number of directors constituting the Board of Directors of the Corporation shall be reduced to seven (7) without the need for any further action by either the Board of Directors or shareholders of the Corporation. The number of directors may be increased or decreased from time to time as provided in the Bylaws, but in no event shall the number of directors be less than five (5) nor more than fifteen
(15); provided, however, that, unless required by law, the number of directors shall not be increased or decreased without the consent of each party remaining entitled to special nomination rights pursuant to Section 4.2 above.

                                    ARTICLE 5
                             Action By Shareholders

         5.1 Call For Special Meeting. Special meetings of the shareholders of the Corporation may be called at any time, but only by (a) the Chairman of the Board of the Corporation, (b) the Chief Executive Officer of the Corporation,
(c) a majority of the directors then in of office, and (d) the holders of not less than twenty-five percent (25 %) of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

         5.2 Shareholder Action By Written Consent. Any action required or permitted by the FBCA to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if one or more written consents describing the action taken shall be signed and dated by the holders of outstanding capital stock of the Corporation of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. Such consents must be delivered to the principal office of the Corporation in Florida, the Corporation's principal place of business, the Secretary, or another officer or agent of the Corporation having custody of the books in which proceedings of meetings of shareholders are recorded. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the date of the earliest dated consent delivered in the manner required herein, written consents signed by the number of holders required to take action are delivered to the Corporation by delivery as set forth in this Section.

                                    ARTICLE 6
                                 Indemnification

         6.1 Provision of Indemnification. The Corporation shall, to the fullest extent permitted or required by the FBCA, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than prior to such amendment), indemnify its Directors and Executive Officers against any and all Liabilities, and advance any and all reasonable Expenses, incurred thereby in any Proceeding to which any such Director or Executive Officer is a Party or in which such Director or Executive Officer is deposed or called to testify as a witness because he or she is or was a Director or Executive Officer of the Corporation. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or the advancement of Expenses which a Director or Executive Officer may be entitled under any written agreement, Board of Directors' resolution, vote of shareholders, the FBCA, or otherwise. The Corporation may, but shall not be required to, supplement the foregoing rights to indemnification against Liabilities and advancement of Expenses by the purchase of insurance on behalf of any one or more of its Directors or Executive Officers whether or not the Corporation would be obligated to indemnify or advance Expenses to such Director or Executive

Officer under this Article. For purposes of this Article, the term "Directors" includes former directors of the Corporation and any director who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another Corporation, partnership, joint venture, trust, or other enterprise, including, without limitation, any employee benefit plan (other than in the capacity as an agent separately retained and compensated for the provision of goods or services to the enterprise, including, without limitation, attorneys-at-law, accountants, and financial consultants). The term "Executive Officers" includes those individuals who are or were at any time "executive officers" of the Corporation as defined in Securities and Exchange Commission Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended. All other capitalized terms used in this Article 6 and not otherwise defined herein have the meaning set forth in FBCA Section 607.0850. The provisions of this
Article 6 are intended solely for the benefit of the indemnified parties described herein, their heirs and personal representatives and shall not create any rights in favor of third parties. No amendment to or repeal of this Article Vl shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.

                                    ARTICLE 7
                                   Amendments

         7.1 Amended and Restated Articles of Incorporation. Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law) the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the total number of votes of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required (unless separate voting by classes is required by the FBCA, in which event the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the number of shares of each class or series entitled to vote as a class shall be required), to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Articles 4, 5, 6 or this Article 7 of these Amended and Restated Articles of Incorporation. Notice of any such proposed amendment, repeal or adoption shall be contained in the notice of the meeting at which it is to be considered. Subject to the provisions set forth herein, the Corporation reserves the right to amend, alter, repeal or rescind any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by law. Notwithstanding the foregoing, Sections 4.1 and 4.2 of Article 4 of these Amended and Restated Articles of Incorporation may not be amended without the consent of each party remaining entitled to any special nomination rights pursuant to Section 4.2 hereof.

         7.2 Bylaws. The shareholders of the Corporation may adopt or amend a bylaw which fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the FBCA. The adoption or amendment of a bylaw that adds, changes or deletes a greater quorum or voting requirement for shareholders must meet the same quorum or voting requirement and be adopted by the same vote and voting groups required to take action under the quorum or voting requirement then in effect or proposed to be adopted, whichever is greater.

                                    ARTICLE 8
                           Registered Office and Agent

         The address of the Registered Office of the Corporation is 4902 West Waters Avenue, Tampa, FL 33634, and the Registered Agent at such address is Richard J. Domino.

                                    ARTICLE 9
                      Principal Office and Mailing Address

         The address of the Principal Office of the Corporation and its mailing address is 4902 West Waters Avenue, Tampa, FL 33634. The location of the Principal Office and the mailing address shall be subject to change as may be provided in the Bylaws.

         IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been signed this 22nd day of October, 1997.

                                            /s/ William W. Compton
                                            ------------------------------------
                                            William W. Compton
                                            Chief Executive Officer
                                            ATTEST:

                                            /s/ Michael Kagan
                                            ------------------------------------
                                            Michael Kagan
                                            Secretary

                            ACCEPTANCE OF APPOINTMENT
                               BY REGISTERED AGENT

         THE UNDERSIGNED, having been named in Article 8 of the foregoing Amended and Restated Articles of Incorporation as the Registered Agent at the office designated therein, hereby accepts such appointment and agrees to act in such capacity. The undersigned hereby states that he is familiar with, and hereby accepts, the obligations set forth in Section 607.0505, Florida Statutes, and the undersigned will further comply with any other provisions of law made applicable to him as Registered Agent of the Corporation.

DATED this 22nd day of October, 1997



                                      /s/ Richard J. Domino
                                      ------------------------------------------
                                      Richard J. Domino
                                      Registered Agent

ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
TROPICAL SPORTSWEAR INT'L CORPORATION

1.       The name of the corporation is "Tropical Sportswear Int'l Corporation."

2. The articles of incorporation of Tropical Sportswear Int'l Corporation are amended by adding new Section 3.6 as follows:

                  "3.6. Series A Junior Participating Preferred Stock. There is hereby established a series of Preferred Stock, par value $0.01 per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

                           (i) The distinctive serial designation of this series shall be "Series A Junior Participating Preferred Stock" (hereinafter called "this Series"). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

                           (ii) The number of shares in this Series shall initially be 100,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder's fractional share, to all rights of a holder of a whole share of this Series.

                           (iii) The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions payable in respect of Common Stock of the Corporation are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $1.00 over the aggregate dividends paid per whole share of this Series during the three-month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

                                    The term "Reference Package" shall initially
         mean 1,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), of the Corporation. In the event the Corporation shall at any time (A) declare or pay a dividend or other distribution on the Common Stock payable in Common Stock, (B) subdivide the Common Stock or (C) combine the Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof. Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series.

                                    So long as any shares of this Series are
         outstanding, no dividend (other than a dividend in Common Stock or in any other shares of capital stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other shares of capital stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other shares of capital stock of the Corpora- tion ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for shares of capital stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

                           (iv) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other shares of capital stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of capital stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

                           (v) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other shares of capital stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $1.00 or (B) the aggregate amount distributed or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the "Liquidation Preference"), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

                                    In the event the assets of the Corporation
         available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first para-graph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distribu-tive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable, amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

                                    Upon the liquidation, dissolution or winding
         up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its shareholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

                                    For the purposes of this Section (v), the
         consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the corporation.

                           (vi) The shares of this Series shall not be redeemable.

                           (vii) In addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other shares of capital stock comprising part of the Reference Package and entitled to vote on such matter and shall have the number of votes thereon that a holder of the Reference Package would have."

3.

         The amendment was adopted on November 13, 1998.

4.

         The amendment was duly adopted by the Board of Directors of Tropical Sportswear Int'l Corporation pursuant to Section 607.0602 of the Florida Business Corporation Act.

         IN WITNESS WHEREOF, Tropical Sportswear Int'l Corporation has caused these Articles of Amendment to be executed as of November 13, 1998.

                                TROPICAL SPORTSWEAR INT'L CORPORATION



                                By: /s/ Tropical Sportswear Int'l Corporation
                                    -----------------------------------------